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                                                                     EXHIBIT 3.3




                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                  MYOGEN, INC.

         MYOGEN, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify:

         FIRST: The name of the corporation is Myogen, Inc. (the "CORPORATION" or the "COMPANY").

         SECOND: The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was May 15, 1998.

         THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions amending its Restated Certificate of Incorporation as follows:

         1. Article III of the Restated Certificate of Incorporation of the Corporation is hereby amended to add the following sentence to the beginning thereof:

                  "Upon the effectiveness of this Certificate of Amendment, every five (5) outstanding shares of Common Stock of the Corporation shall be split and divided into one (1) share of Common Stock. No fractional shares shall be issued in connection therewith, and each stockholder otherwise entitled to receive a fractional share shall receive the next lower whole number of shares of Common Stock."

         2. The first two paragraphs of Article III of the Restated Certificate of Incorporation of the Corporation shall further read:

                  A. This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is One Hundred Twenty-Three Million One Hundred Sixty-Six Thousand Nine Hundred Thirteen (123,166,913) shares, Twenty-Four Million Two Hundred Twenty-one Thousand Nine Hundred Thirteen (24,221,913) shares of which shall be Common Stock (the "Common Stock") and Ninety-Eight Million Nine Hundred Forty-Five Thousand (98,945,000) shares of which shall be Preferred Stock (the "Series Preferred"). The Series Preferred shall have a par value of one-tenth of one cent ($.001) per share and the Common Stock shall have a par value of one-tenth of one cent ($.001) per share.

                  B. Six Million Thirty-Five Thousand (6,035,000) of the authorized shares of Series Preferred are hereby designated "Series A Preferred Stock" (the "Series A Preferred"). Eight Hundred Ten Thousand (810,000) of the authorized shares of Series Preferred are hereby designated "Series B Preferred Stock" (the "Series B Preferred"). Thirteen Million One Hundred Thousand (13,100,000) of the authorized shares of Series Preferred are hereby designated "Series C Preferred Stock" (the "Series C Preferred"). Seventy-Nine Million (79,000,000) of the authorized shares of Series Preferred are hereby designated "Series D Preferred Stock" (the "Series D Preferred" and together with the Series A Preferred and Series C Preferred, the "Senior Preferred"). As used hereafter in this Restated Certificate, "Preferred Stock" shall mean the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred as a single class.

         FOURTH: Thereafter, pursuant to a resolution by the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval in accordance with the provisions of Section 228 an 242 of the DGCL. Accordingly, said proposed amendment has been adopted in accordance with Section 242 of the DGCL.

         IN WITNESS WHEREOF, MYOGEN, INC. has caused this Certificate of Amendment to be signed by its duly authorized officer this _____ day of October, 2003.

                                   MYOGEN, INC.



                                   By:
                                      -------------------------------------
                                      J. William Freytag
                                      President and Chief Executive Officer